Exhibit 99.1

ADMA Biologics Announces First Quarter 2024 Financial Results and Provides Business Update

1Q 2024 Total Revenue of $81.9 Million, a 44% Increase Y-o-Y

1Q 2024 GAAP Net Income of $17.8 Million, a $24.6 Million Increase Y-o-Y

1Q 2024 Adjusted EBITDA(1) of $26.4 Million, a 970% Increase Y-o-Y

FY 2024 and 2025 Total Revenue Guidance Increased to More Than $355 Million and $410 Million, Respectively

FY 2024 Net Income Guidance Increased to More Than $85 Million and Adjusted EBITDA Guidance Increased to More Than $110 Million

FY 2025 Net Income Guidance Increased to More than $135 Million and Adjusted EBITDA Guidance Increased to More Than $160 Million

Conference Call Scheduled for Today at 4:30 p.m. ET

RAMSEY, N.J. and BOCA RATON, FL, May 9, 2024 - ADMA Biologics, Inc. (Nasdaq: ADMA) (“ADMA” or the “Company”), an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty biologics, today announced its first quarter 2024 financial results and provided a business update.

“ADMA’s commercial success continues to unfold, and during the first quarter of 2024, we surpassed our financial expectations and delivered compounding earnings growth. The versatility and strength of our innovative business model has yet again provided for significant increases to both top- and bottom-line projections for 2024 and 2025,” said Adam Grossman, President, Chief Executive Officer and Interim Chief Financial Officer of ADMA. “We believe ASCENIV™’s record utilization coupled with BIVIGAM®’s deepening entrenchment in the expanding U.S. IG market are driving our commercial growth and further solidifying our position as a leader in specialty biologics. With an unwavering commitment to serving immune deficient patients, we believe we are poised for enduring growth within our target markets for years to come.”

Mr. Grossman continued, “Looking to the remainder of 2024, we are actively advancing our growth initiatives, including innovating our biologics production processes and enhancing yields, as well as progressing our preclinical pipeline program. We anticipate strong performance throughout the year and remain confident in our ability to exceed expectations and deliver value to our stakeholders, as well as further de-risking long-term growth initiatives.”

First Quarter 2024 Milestones and Objectives:

(1) Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of Adjusted EBITDA to the most comparable GAAP measure, please see the reconciliation included in the financial tables.

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Compounding Growth. Driven by 44% year-over-year revenue growth and an expansion of gross margins to 48%, ADMA grew Adjusted EBITDA and Net Income to $26.4 million and $17.8 million, respectively, during the first quarter. The Company anticipates building on this momentum throughout the remainder of 2024 and beyond.

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Strengthened Balance Sheet.  Based on ADMA’s first quarter Adjusted EBITDA growth, the Company’s current net leverage ratio has organically improved to 0.85x. The Company anticipates continued strengthening of the balance sheet driven by forecasted Adjusted EBITDA growth and by what we believe will be a significant increase in free cash flow beginning in the second quarter of 2024 and beyond.

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ADMAlytics™. During the first quarter of 2024, a white paper was published showcasing the potential utility of ADMAlytics, an innovative AI platform. Key points covered leveraging data lakes, advanced analytics, and generative AI for plasma pool efficiency, donor and inventory management, yield predictions, and KPI monitoring. All told, we anticipate ADMAlytics’ ongoing rollout across the organization will provide for operational and financial benefits, including the following: increased production efficiency, added visibility into the 7–12-month manufacturing process, optimized future commercial planning, streamlined plasma pooling, and reduced variability and FTE hours. Collectively, we expect these efficiencies will further solidify the Company’s rapid earnings growth outlook.

Upwardly Revised 2024-2025 Financial Guidance:

•	FY 2024 and 2025 total revenue is now expected to be more than $355 million and $410 million, respectively, increased from prior guidance of more than $330 million and $380 million, respectively.

•	FY 2024 and 2025 net income is now expected to exceed $85 million and $135 million, respectively, increased from prior guidance of $65 million and $115 million, respectively.

•
FY 2024 Adjusted EBITDA is now anticipated to exceed $110 million, increased from over $90 million previously; FY 2025 Adjusted EBITDA expected to exceed $160 million, increased from over $140 million previously.

Advancing Innovative Growth Opportunities: Below are the Company’s ongoing initiatives which, if successful, we believe represent potential upside to newly provided guidance ranges:

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Biologic Production Yield Enhancement: The Company continues to progress with development scale and laboratory analyses, advancing the Company’s initiative to capture additional immune globulin (IG) production yields with the same quantities of starting raw material. These initiatives are subject to further evaluation, validation of commercial-scale production and requisite regulatory review. If proven successful, we believe these yield enhancements will potentially provide significant upside to the Company’s peak financial targets in the future.

•	New Pipeline Introduction - S. pneumonia Hyperimmune Globulin:

o          S. pneumonia is the leading cause of community-acquired pneumonia in the U.S., ranking ninth in overall mortality. Rising anti-infective resistance emphasizes the need for interventions. Each year, around one million U.S. adults develop pneumococcal pneumonia, resulting in 400,000 hospitalizations and 5-7% mortality, with approximately 7,000 deaths due to resistance. Despite available vaccines, vaccine-naive and immune-compromised individuals remain at risk. A hyperimmune globulin could offer immediate neutralizing antibodies, benefiting both in-patient and out-patient settings. If approved, we estimate the S. pneumonia hyperimmune globulin product could generate annual revenue of $300-500 million.

o          ADMA holds various U.S. and foreign patents, including U.S. Patent Nos. 10,259,865 and 11,084,870, and EP Patent No. 3375789, each with patent terms extending to 2037, along with numerous pending applications. These patents cover ADMA’s proprietary pneumococcal hyperimmune technology, encompassing hyperimmune anti-pneumococcal immune globulin, methods of preparation, and utilization for treating S. pneumonia infections or providing immunotherapy to patients. During 2024, ADMA intends to advance pre-clinical work for the S. pneumonia program.

•	ASCENIV Label Expansion: The ongoing post-marketing pediatric clinical study for ASCENIV may provide label expansion opportunities, further strengthening ADMA’s product portfolio, if successful.

First Quarter 2024 Financial Results:

Total revenues were $81.9 million for the quarter ended March 31, 2024, as compared to $56.9 million for the quarter ended March 31, 2023, an increase of $25.0 million, or approximately 44%. The increase is primarily related to increased sales of our immunoglobulin products.

Gross profits were $39.1 million for the quarter ended March 31, 2024, as compared to $16.5 million for the quarter ended March 31, 2023, an increase of $22.6 million. As a result, ADMA achieved a corporate gross margin of 48% in the first quarter of 2024 as compared to 29% in the first quarter of 2023.

Adjusted EBITDA was $26.4 million for the quarter ended March 31, 2024, as compared to Adjusted EBITDA of $2.5 million for the quarter ended March 31, 2023, an increase of $24.0 million, or approximately 970%.

GAAP Net income was $17.8 million for the quarter ended March 31, 2024, compared to a GAAP Net Loss of $6.8 million for the quarter ended March 31, 2023.

As of March 31, 2024, ADMA had working capital of approximately $223.3 million, primarily consisting of $177.7 million of inventory, $45.3 million of cash and cash equivalents and $49.6 million of net accounts receivable, partially offset by current liabilities of $53.1 million.

Conference Call Information

To access the conference call seamlessly, participants are required to register for the call here to receive the dial-in numbers and unique PIN. It is recommended that you join approximately 10 minutes prior to the event start (although you may dial in at any time during the call).

Attendees who do not intend to ask a question during the call are encouraged to listen in to the live webcast here. An archived replay of the event will be available located under “Events & Webcasts” in the investor section of the Company’s website at https://ir.admabiologics.com/events-webcasts.

About ASCENIV™

ASCENIV (immune globulin intravenous, human – slra 10% liquid) is a plasma-derived, polyclonal, intravenous immune globulin (IVIG). ASCENIV was approved by the United States Food and Drug Administration (FDA) in April 2019 and is indicated for the treatment of primary humoral immunodeficiency (PI), also known as primary immune deficiency disease (PIDD), in adults and adolescents (12 to 17 years of age). ASCENIV is manufactured using ADMA’s unique, patented plasma donor screening methodology and tailored plasma pooling design, which blends normal source plasma and respiratory syncytial virus (RSV) plasma obtained from donors tested using the Company’s proprietary microneutralization assay. ASCENIV contains naturally occurring polyclonal antibodies, which are proteins that are used by the body’s immune system to neutralize microbes such as bacteria and viruses that safeguard against infection and disease. ASCENIV is protected by numerous issued patents in the United States and internationally and a wide range of patent applications worldwide. Certain data and other information about ASCENIV can be found by visiting www.asceniv.com. Information about ADMA and its products can be found on the Company’s website at www.admabiologics.com.

Additional Important Safety Information About ASCENIV™

WARNING: THROMBOSIS, RENAL DYSFUNCTION AND ACUTE RENAL FAILURE

Thrombosis may occur with immune globulin intravenous (IGIV) products, including ASCENIV. Risk factors may include: advanced age, prolonged immobilization, hypercoagulable conditions, history of venous or arterial thrombosis, use of estrogens, indwelling vascular catheters, hyperviscosity, and cardiovascular risk factors.

Renal dysfunction, acute renal failure, osmotic nephrosis, and death may occur with the administration of IGIV products in predisposed patients.

Renal dysfunction and acute renal failure occur more commonly in patients receiving IGIV products containing sucrose. ASCENIV does not contain sucrose.

For patients at risk of thrombosis, renal dysfunction or renal failure, administer ASCENIV at the minimum dose and infusion rate practicable. Ensure adequate hydration in patients before administration. Monitor for signs and symptoms of thrombosis and assess blood viscosity in patients at risk for hyperviscosity.

ASCENIV™ Contraindications:

History of anaphylactic or severe systemic reactions to human immunoglobulin.

IgA deficient patients with antibodies to IgA and a history of hypersensitivity.

ASCENIV™ Warnings and Precautions:

IgA-deficient patients with antibodies against IgA are at greater risk of developing severe hypersensitivity and anaphylactic reactions. Have medications such as epinephrine available to treat any acute severe hypersensitivity reactions. [4, 5.1]

Thrombotic events have occurred in patients receiving IGIV treatments. Monitor patients with known risk factors for thrombotic events; consider baseline assessment of blood viscosity for patients at risk of hyperviscosity. [5.2, 5.4]

In patients at risk of developing acute renal failure. monitor renal function, including blood urea nitrogen (BUN), serum creatinine, and urine output. [5.3, 5.9]

Hyperproteinemia, increased serum viscosity, and hyponatremia or pseudohyponatremia can occur in patients receiving IGIV treatment.

Aseptic meningitis syndrome (AMS) has been reported with IGIV treatments, especially with high doses or rapid infusion. [5.5]

Hemolytic anemia can develop subsequent to IGIV treatment. Monitor patients for hemolysis and hemolytic anemia. [5.6]

Monitor patients for pulmonary adverse reactions (Transfusion-related acute lung injury [TRALI]). If transfusion related acute lung injury is suspected, test the product and patient for antineutrophil antibodies. [5.7]

Because this product is made from human blood, it may carry a risk of transmitting infectious agents, e.g., viruses, and theoretically, the Creutzfeldt-Jakob disease (CJD) agent.

ASCENIV™ Adverse Reactions:

The most common adverse reactions to ASCENIV (≥5% of study subjects) were headache, sinusitis, diarrhea, gastroenteritis viral, nasopharyngitis, upper respiratory tract infection, bronchitis, and nausea

To report SUSPECTED ADVERSE REACTIONS, contact ADMA Biologics at (800) 458-4244 or the FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

About ADMA Biologics, Inc. (ADMA)

ADMA Biologics is an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases. ADMA currently manufactures and markets three United States Food and Drug Administration (FDA)-approved plasma-derived biologics for the treatment of immune deficiencies and the prevention of certain infectious diseases: BIVIGAM® (immune globulin intravenous, human) for the treatment of primary humoral immunodeficiency (PI); ASCENIV™ (immune globulin intravenous, human – slra 10% liquid) for the treatment of PI; and NABI-HB® (hepatitis B immune globulin, human) to provide enhanced immunity against the hepatitis B virus. ADMA manufactures its immune globulin products at its FDA-licensed plasma fractionation and purification facility located in Boca Raton, Florida. Through its ADMA BioCenters subsidiary, ADMA also operates as an FDA-approved source plasma collector in the U.S., which provides its blood plasma for the manufacture of its products. ADMA’s mission is to manufacture, market and develop specialty biologics and human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases and management of immune compromised patient populations who suffer from an underlying immune deficiency, or who may be immune compromised for other medical reasons. ADMA holds numerous U.S. and foreign patents related to and encompassing various aspects of its products and product candidates. For more information, please visit www.admabiologics.com.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures that are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company believes Adjusted EBITDA is useful to investors in evaluating the Company’s financial performance. The Company uses Adjusted EBITDA as a key performance measure because we believe that it facilitates operating performance comparisons from period to period that exclude potential differences driven by the impact of variations of non-cash items such as depreciation and amortization, as well as stock-based compensation or certain non-recurring items. The Company believes that investors should have access to the same set of tools used by our management and board of directors to assess our operating performance. Adjusted EBITDA should not be considered as a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA are significant components in understanding and assessing the Company’s financial performance. Accordingly, this key business metric has limitations as an analytical tool. It should not be considered as an alternative to net income/loss or any other performance measures derived in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. Please refer to the tables below for the reconciliation of GAAP measures to non-GAAP measures for applicable periods.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, about ADMA Biologics, Inc. (“we,” “our” or the “Company”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain such words as “confident,” “estimate,” “project,” “intend,” “forecast,” “target,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “is likely,” “will likely,” “should,” “could,” “would,” “may,” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements include, but are not limited to, statements about the Company’s future results of operations, including, but not limited to, revenue, net income and Adjusted EBITDA guidance in future periods, and certain assumptions in connection therewith; the market for ASCENIV and BIVIGAM; the potential utility of ADMAlytics; and additional growth opportunities, including but not limited to, the Company’s yield enhancement initiative and production processes, the newly announced hIG pipeline program targeting S. pneumonia (including the revenue potential) and ASCENIV label expansion. Actual events or results may differ materially from those described in this press release due to a number of important factors. Current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Forward-looking statements are subject to many risks, uncertainties and other factors that could cause our actual results, and the timing of certain events, to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission, including our most recent reports on Form 10-K, 10-Q and 8-K, and any amendments thereto.

INVESTOR RELATIONS CONTACT:
Michelle Pappanastos
Senior Managing Director, Argot Partners | 212-600-1902 | michelle@argotpartners.com

ADMA BIOLOGICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2024	December 31, 2023
	(Unaudited)
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$45,325	$51,352
Accounts receivable, net	49,621	27,421
Inventories	177,732	172,906
Prepaid expenses and other current assets	3,741	5,334
Total current assets	276,419	257,013
Property and equipment, net	55,317	53,835
Intangible assets, net	321	499
Goodwill	3,530	3,530
Right-to-use assets	9,397	9,635
Deposits and other assets	5,891	4,670
TOTAL ASSETS	$350,875	$329,182

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$17,186	$15,660
Accrued expenses and other current liabilities	33,691	32,919
Current portion of deferred revenue	1,118	182
Current portion of lease obligations	1,093	1,045
Total current liabilities	53,088	49,806
Senior notes payable, net of discount	130,847	130,594
Deferred revenue, net of current portion	1,654	1,690
End of term fee	1,688	1,688
Lease obligations, net of current portion	9,487	9,779
Other non-current liabilities	405	419
TOTAL LIABILITIES	197,169	193,976

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred Stock, $0.0001 par value, 10,000,000 shares authorized, no shares issued and outstanding	-	-
Common Stock - voting, $0.0001 par value, 300,000,000 shares authorized, 231,769,765 and 226,063,032 shares issued and outstanding	23	23
Additional paid-in capital	642,133	641,439
Accumulated deficit	(488,450)	(506,256)
TOTAL STOCKHOLDERS' EQUITY	153,706	135,206
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$350,875	$329,182

ADMA BIOLOGICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months ended March 31,
	2024	2023
	(Unaudited)
	(In thousands, except share and per share data)

REVENUES	$81,875	$56,914
Cost of product revenue	42,767	40,401
Gross profit	39,108	16,513

OPERATING EXPENSES:
Research and development	450	855
Plasma center operating expenses	1,005	1,780
Amortization of intangible assets	193	179
Selling, general and administrative	15,639	14,512
Total operating expenses	17,287	17,326

INCOME (LOSS) FROM OPERATIONS	21,821	(813)

OTHER INCOME (EXPENSE):
Interest income	384	166
Interest expense	(3,769)	(6,115)
Other expense	(35)	(27)
Other expense, net	(3,420)	(5,976)

INCOME (LOSS) BEFORE INCOME TAXES	18,401	(6,789)

Provision for income taxes	595	-

NET INCOME (LOSS)	$17,806	$(6,789)

BASIC EARNINGS (LOSS) PER COMMON SHARE	$0.08	$(0.03)
DILUTED EARNINGS (LOSS) PER COMMON SHARE	$0.08	$(0.03)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	228,874,847	221,921,750
Diluted	236,414,374	221,921,750

NON-GAAP RECONCILIATION
RECONCILIATION OF GAAP NET INCOME (LOSS) TO ADJUSTED EBITDA

	Three Months Ended March 31,
	2024	2023
	(in thousands)
Net income (loss)	$17,806	$(6,789)
Depreciation	1,921	1,854
Amortization	193	179
Income taxes	595	-
Interest expense	3,769	6,115
EBITDA	24,284	1,359
Stock-based compensation	2,141	1,110
Adjusted EBITDA	$26,425	$2,469